Exhibit 10.6

MASTER SERVICES AGREEMENT

This Master Servicecs Agreement (this “Agreement”) is made and entered into effective as of October 26, 2010, by and between InVivo Therapeutics Holdings Corp., a Nevada corporation (the “Company”), and Spencer Trask Ventures, Inc., a Delaware corporation (the “Advisor”).

(1) The Company hereby engages the Advisor and the Advisor hereby agrees to render advisory and consultative services to the Company.

(2) During the Term (as defined in Section 3 below) of this Agreement, the Advisor shall provide advice to, and consult with, the Company concerning financial planning, corporate organization and structure, marketing, collaborative innovation, financial matters in connection with the operation of the business of the Company, private and public equity and debt financing, acquisitions, mergers and other similar business combinations, and other matters relating to strategies to maximize shareholder value, and shall review and advise the Company regarding its overall progress, needs and financial condition. The Advisor is not obligated to devote any specific amount of time to providing advice and consultation to the Company.

(3) This Agreement shall remain in full force and effect for a period of twenty-four  (24) months after the date hereof (the “Term”).

(4) The Company shall compensate the Advisor by paying a monthly service fee of  $5,000, with the first payment to be made on the date hereof and subsequent payments to be made on the last business day of each month of the Term commencing with the month of November, 2010.

(5) Advisor is an independent contractor and financial advisor and is not an employee or agent of the Company and it shall have no authority to bind the Company in any manner whatsoever.

(6) The Advisor will not disclose to any other person, firm, or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secret or other information designated as confidential by the Company which is acquired by the Advisor in the course of performing services hereunder (“Confidential Information”). Confidential Information for purposes of this Agreement does not include information which (i) is already in the Advisor’s possession without any obligation of confidentiality, (ii) becomes generally available to the public other than as a result of a disclosure by the Advisor or any of its employees, agents or representatives or (iii) becomes available to the Advisor on a non-confidential basis from a source other than the Company or its agents, advisors or representatives when such source is, to the best of the Advisor’s  knowledge, entitled to make such disclosure.

(7) Any advice rendered by the Advisor pursuant to this Agreement may not be disclosed publicly in any manner, nor will any announcements or press releases be made concerning this Agreement, without the prior written approval of the Advisor, unless required by the Securities and Exchange Commission or FINRA rules and regulations.

(8) The Company agrees to indemnify and hold the Advisor, its affiliates, control persons, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' and accountants’ fees) joint and several, arising out of the performance of this Agreement, whether or not the Advisor is a party to such dispute. This indemnity shall not apply, however, where a court of competent jurisdiction has made a final determination that the Advisor engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Agreement shall apply and the Company shall perform its obligations hereunder to reimburse the Advisor for its expenses).  The provisions of this paragraph (8) shall survive the Term of this Agreement for a period of one (1) year.

(9) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement may not be assigned and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by both parties. This Agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any other breach by such party of a provision of this Agreement.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.  The provisions of this Agreement shall be deemed severable, so that if any provision hereof shall be declared unlawful or unenforceable, the remaining provisions hereof shall not be affected thereby and shall remain in full force and effect.  A facsimile signature on this Agreement shall be considered the same as an original.

(10) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in New York City, New York unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing before a single arbitrator, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

(11) Any notice hereunder shall be in writing and delivery thereof shall be complete if delivered in person, by facsimile or mailed by overnight mail, or registered or certified mail, postage prepaid to the following addresses (unless changed by written notice):

Advisor:	Spencer Trask Ventures, Inc.
535 Madison Ave., 12th Floor
New York, NY 10022
Attention: President

Company:	InVivo Therapeutics Holdings Corp.
One Broadway, 14th Floor
Cambridge, MA  02142
Attention: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

INVIVO THERAPEUTICS HOLDINGS CORP.		SPENCER TRASK VENTURES, INC.

By:	/s/ Frank Reynolds	By:	/s/ John Heidenreich
	Frank Reynolds		John Heidenreich
	Chief Executive Officer		President